Product supplement no. 176-A-I	Registration Statement No. 333-155535
To prospectus dated November 21, 2008 and	Dated October 29, 2009
prospectus supplement dated November 21, 2008	Rule 424(b)(2)

Contingent Protection Notes Linked to a Single Reference Currency Relative to a Base Currency

General

  JPMorgan Chase & Co. may offer and sell contingent protection notes linked to a single Reference Currency relative to a Base Currency from time to time. This product supplement no. 176-A-I describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The notes are senior unsecured obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  We will pay interest at the interest rate specified in the relevant terms supplement. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the a single Reference Currency relative to the Base Currency during the term of the notes. Under certain circumstances described below, you may receive at maturity a cash payment that is less than the principal amount of the notes, plus any accrued and unpaid interest.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-21.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Reference Currency or the Base Currency or other instruments linked to the Reference Currency or Base Currency.
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.
Key Terms

Reference Currency:

The Reference Currency will be specified in the relevant terms supplement. If a Succession Event with respect to the Reference Currency has occurred, the Reference Currency may be replaced by another currency. See “General Terms of Notes — Succession Events.”

Base Currency:

The Base Currency will be specified in the relevant terms supplement. If a Succession Event with respect to the Base Currency has occurred, the Base Currency may be replaced by another currency. See “General Terms of Notes — Succession Events.”

Spot Rate:

Unless otherwise specified in the relevant terms supplement, the “Spot Rate” on any currency business day will be the current exchange rate of the Reference Currency per one unit of the Base Currency in the interbank market, expressed as either (i) the amount of Reference Currency per one unit of Base Currency or (ii) one divided by the amount of Base Currency per one unit of Reference Currency, in each case as reported by Reuters Group PLC (“Reuters”) on the relevant page or by Bloomberg, L.P. (“Bloomberg”) on the relevant page as specified in the relevant terms supplement, or any substitute page on Reuters or Bloomberg, or any successor service, as applicable. In certain circumstances, the Spot Rate may be calculated in terms of a cross rate between two different sets of currency pairs. For example, in order to determine the Spot Rate for CAD/JPY, we may determine such rate by referenced to the Spot Rate for USD/JPY and the Spot Rate for USD/CAD. If we calculate the Spot Rate in terms of a cross rate, we will specify two Reuters or Bloomberg pages. The relevant terms supplement will specify whether the Reuters or Bloomberg page(s) will be used, the specific Reuters or Bloomberg page(s) to be used, and the approximate time of the day at which the relevant page(s) will be consulted to determine the Spot Rate. If a market disruption event with respect to a Reference Currency has occurred or is continuing, or a Succession Event with respect to a Reference Currency or the Base Currency has occurred, the method of determining the relevant Spot Rate may be modified as described under “Description of Notes — Postponement of Valuation Dates” and “General Terms of Notes — Succession Events.”

Investing in the Contingent Protection Notes involves a number of risks. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 176-A-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 29, 2009

Interest Rate:	As specified in the relevant terms supplement.
Initial Spot Rate:	The Spot Rate on the pricing date or such other date or dates as specified in the relevant terms supplement.
Ending Spot Rate:

The Spot Rate on the Observation Date or such other date as specified in the relevant terms supplement or the arithmetic average of the Spot Rates on each of the Averaging Dates, if so specified in the relevant terms supplement.

Payment at Maturity:

Payment at maturity will be based on the change in a single Reference Currency relative to a Base Currency, specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, you will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid interest at maturity unless:

(a) the Ending Spot Rate is less than the Initial Spot Rate (or Strike Rate, if applicable); and
(b) at any time during the Monitoring Period, the Intraday Exchange Rate or Spot Rate, as applicable, is less than the Initial Spot Rate (or Strike Rate, if applicable) by more than the Protection Amount.

The relevant terms supplement will specify whether continuous or daily monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the Reference Currency. For example, the relevant terms supplement may specify weekly monitoring for purposes of determining whether the exchange rate between the Reference Currency and the Base Currency is less than the Initial Spot Rate (or Strike Rate, if applicable) by more than the Protection Amount. In addition, the applicable terms supplement will specify the source used in determining whether the Spot Rate or Intraday Exchange Rate, as applicable, is less than the Initial Spot Rate (or Strike Rate, if applicable) by more than the Protection Amount.

If the conditions described in (a) and (b) are both satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Spot Rate is below the Initial Spot Rate or Strike Rate, as applicable. Under these circumstances, your payment at maturity per $1,000 principal amount note (which will be less than $1,000) in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Currency Return)

You will lose some or all of your principal at maturity if the conditions described in (a) and (b) are both satisfied.

Intraday Exchange Rate:

Unless otherwise specified in the relevant terms supplement, the intraday exchange rate of the Reference Currency per one unit of the Base Currency in the interbank market, expressed as either (i) the amount of Reference Currency per one unit of Base Currency or (ii) one divided by the amount of Base Currency per one unit of Reference Currency, in each case as determined by the Calculation Agent in good faith and a commercially reasonable manner by reference to the Reuters Group PLC (“Reuters”) on the relevant page or by Bloomberg, L.P. (“Bloomberg”) on the relevant page as specified in the relevant terms supplement, or any substitute page on Reuters or Bloomberg, or any successor service, as applicable. In certain circumstances, the intraday exchange rate may be calculated in terms of a cross rate between two different sets of currency pairs. For example, in order to determine the spot rate for CAD/JPY, we may determine such rate by reference to the spot rate for USD/JPY and the spot rate for USD/CAD. If we calculate the Intraday Exchange Rate in terms of a cross rate, we will specify two Reuter or Bloomberg pages. The relevant terms supplement will specify the Reuters or Bloomberg page(s) referenced by the Calculation Agent. If a Succession Event with respect to a Reference Currency or the Base Currency has occurred, the method of determining the Intraday Exchange Rate may be modified as described under “General Terms of Notes — Succession Events.”

Monitoring Period:

As specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from and including the pricing date to and including the Observation Date or the final Averaging Date.

Protection Amount:	As specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Protection Amount is an amount equal to 20% of the Initial Spot Rate.
Currency Return:	Unless otherwise specified in the relevant terms supplement:

i

Ending Spot Rate – Initial Spot Rate (or Strike Rate, if applicable) Initial Spot Rate (or Strike Rate, if applicable)
Strike Rate:

The relevant terms supplement may specify an amount other than the Initial Spot Rate to be used for calculating the Currency Return and the amount payable at maturity, if any, which we refer to as the “Strike Rate.” The Strike Rate may be based on and/or expressed as a percentage of the Spot Rate as of a specified date, or may be determined without regard to the Spot Rate as of a particular date. For example, the relevant terms supplement may specify that a Strike Rate, equal to 95% of the Initial Spot Rate, will be used to calculate the Currency Return.

Valuation Date(s):

The Ending Spot Rate will be determined either on a single date, which we refer to as the Observation Date, or over several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Valuation Date.”

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to the impact of certain market disruption events and as described under “Description of Notes — Postponement of a Valuation Date” and “General Terms of Notes — Market Disruption Events.”

ii

     In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 176-A-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 176-A-I and with respect to JPMorgan Chase & Co. This product supplement no. 176-A-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 176-A-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The notes described in the relevant terms supplement and this product supplement no. 176-A-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 176-A-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. 176-A-I, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

iii

DESCRIPTION OF NOTES

     The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 176-A-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Contingent Protection Notes Linked to A Single Reference Currency Relative to a Base Currency specified in the relevant terms supplement.

General

     The Contingent Protection Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the a single currency (the “Reference Currency”) relative to another currency (the “Base Currency”), as specified in the relevant terms supplement. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

     The notes offer a higher interest rate than the yield that we believe would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. However, the notes do not guarantee any return of principal at maturity; therefore, you must be aware of the risk that you may lose some or all of the principal amount of your notes at maturity. Regardless of how the Reference Currency performs, you will be entitled to periodic interest payments on the principal amount of your notes as specified in the relevant terms supplement.

     The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

     The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

     The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 176-A-I. The terms described in that document supplement those described herein, the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Payment at Maturity

     Your principal is protected if the Spot Rate or Intraday Exchange Rate, as applicable, is never below the Initial Spot Rate (or Strike Rate, as applicable), by more than the Protection Amount. Unless otherwise specified in the relevant terms supplement, you will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid interest at maturity unless:

(a)	the Ending Spot Rate is less than the Initial Spot Rate (or Strike Rate, if applicable); and

(b)	at any time during the Monitoring Period, the Intraday Exchange Rate or Spot Rate, as applicable, is less than the Initial Spot Rate (or Strike Rate, if applicable) by more than the Protection Amount.

The relevant terms supplement will specify whether continuous or daily monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the Reference Currency. For example, the relevant terms supplement may specify weekly monitoring for purposes of determining whether the exchange rate between the Reference Currency and the Base Currency is less than the Initial Spot Rate (or Strike Rate, if applicable) by more than the Protection Amount. In addition, the applicable terms supplement will specify the source used in determining whether the Spot Rate or Intraday Exchange Rate, as applicable, is less than the Initial Spot Rate (or Strike Rate, if applicable) by more than the Protection Amount.

If the conditions described in (a) and (b) are both satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Spot Rate is less than the Initial Spot Rate or Strike Rate, as applicable. Under these circumstances, your payment at maturity per $1,000 principal amount note (which will be less than $1,000) in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Currency Return)

You will lose some or all of your principal at maturity if the conditions described in (a) and (b) are both satisfied.

     The “Reference Currency” will be specified in the relevant terms supplement. If a Succession Event with respect to the Reference Currency has occurred, the Reference Currency may be replaced by another currency. See “General Terms of Notes — Succession Events.”

     The “Base Currency” will be specified in the relevant terms supplement. If a Succession Event with respect to the Base Currency has occurred, the Base Currency may be replaced by another currency. See “General Terms of Notes — Succession Events.”

     The “Protection Amount” will be specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Protection Amount is an amount equal to 20% of the Initial Spot Rate.

     Unless otherwise specified in the relevant terms supplement the “Currency Return” as calculated by the calculation agent, is the percentage change in the Spot Rate, calculated by comparing the Ending Spot Rate to the Initial Spot Rate (or Strike Rate, if applicable). The Currency Return, unless otherwise specified in the relevant terms supplement is calculated as follows:

Ending Spot Rate – Initial Spot Rate (or Strike Rate, if applicable)
Initial Spot Rate (or Strike Rate, if applicable)

     The “Initial Spot Rate” is the Spot Rate on the pricing date or such other date as specified in the relevant terms supplement.

     The “Ending Spot Rate” is the Spot Rate on the Observation Date or such other date as specified in the relevant terms supplement or the arithmetic average of the Spot Rates on each of the Averaging Dates, if so specified in the relevant terms supplement.

     The relevant terms supplement may specify an amount other than the Initial Spot Rate to be used for calculating the Currency Return and the amount payable at maturity, if any, which we refer to as the “Strike Rate.” The Strike Rate may be based on and/or expressed as a percentage of the Initial Spot Rate as of a specified date, or may be determined without regard to the Initial Spot Rate as of a particular date. For example, the relevant terms supplement may specify that a Strike Rate, equal to 95% of the Initial Spot Rate, will be used to calculate the Currency Return.

     The “Intraday Exchange Rate,” if applicable, unless otherwise specified in the relevant terms supplement, the intraday exchange rate of the Reference Currency per one unit of the Base Currency in the interbank market, expressed as either (i) the amount of Reference Currency per one unit of Base Currency or (ii) one divided by the amount of Base Currency per one unit of Reference Currency, in each case as determined by the Calculation Agent in good faith and a commercially reasonable manner by reference to the Reuters Group PLC (“Reuters”) on the relevant page or by Bloomberg, L.P. (“Bloomberg”) on the relevant page as specified in the relevant terms supplement, or any substitute page on Reuters or Bloomberg, or any successor service, as applicable. In certain circumstances, the intraday exchange rate may be calculated in terms of a cross rate between two different sets of currency pairs. For example, in order to determine the spot rate for CAD/JPY, we may determine such rate by reference to the spot rate for USD/JPY and the spot rate for USD/CAD. If we calculate the intraday exchange rate in terms of a cross rate, we will specify two Reuter or Bloomberg pages. The relevant terms supplement will specify the Reuters or Bloomberg page(s) referenced by the Calculation Agent. If a Succession Event with respect to a Reference Currency or the Base Currency has occurred, the method of determining the Intraday Exchange Rate may be modified as described under “General Terms of Notes — Succession Events.”

     Unless otherwise specified in the relevant terms supplement, the “Spot Rate” on any currency business day will be the current exchange rate of the Reference Currency per one unit of the Base Currency in the interbank market, expressed as either (i) the amount of Reference Currency per one unit of Base Currency or (ii) one divided by the amount of Base Currency per one unit of Reference Currency, in each case as reported by Reuters Group PLC (“Reuters”) on the relevant page or by Bloomberg, L.P. (“Bloomberg”) on the relevant page as specified in the relevant terms supplement, or any substitute page on Reuters or Bloomberg, or any successor service, as applicable. In certain circumstances, the Spot Rate may be calculated in terms of a cross rate between two different sets of currency pairs. For example, in order to determine the Spot Rate for CAD/JPY, we may determine such rate by referenced to the Spot Rate for USD/JPY and the Spot Rate for USD/CAD. If we calculate the Spot Rate in terms of a cross rate, we will specify two Reuters or Bloomberg pages. The relevant terms supplement will specify whether the Reuters or Bloomberg page(s) will be used, the specific Reuters or Bloomberg page(s) to be used, and the approximate time of the day at which the relevant page(s) will be consulted to determine the Spot Rate. If a market disruption event with respect to a Reference Currency has occurred or is continuing, or a Succession Event with respect to a Reference Currency or the Base Currency has occurred, the method of determining the relevant Spot Rate may be modified as described under “Description of Notes — Postponement of Valuation Dates” and “General Terms of Notes — Succession Events.”The “Monitoring Period” will be specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from and including the pricing date to and including the Observation Date or the final Averaging Date.

     The “Valuation Date(s)” will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Averaging Date, and any such date is subject to adjustment as described below. The relevant terms supplement will specify the manner in which the Ending Spot Rate is determined.

     Unless otherwise specified in the relevant terms supplement, “pricing date” means the day we price the notes for initial sale to the public.

     Unless otherwise specified in the relevant terms supplement, a “currency business day,” with respect to a Reference Currency or the Base Currency, is a day on which (a) The City of New York and the principal financial center for the Reference Currency or Base Currency as specified in the relevant terms supplement are open for dealings in foreign exchange, (b) banking institutions in The City of New York and such principal financial center for the Reference Currency or Base Currency are not otherwise authorized or required by law, regulation or executive order to close and, (c) if specified in the relevant terms supplement, the Trans-European Automated Real-time Gross Settlement Express Transfer System (“TARGET2”), or any successor system, is open, each as determined by the calculation agent.

     Unless otherwise specified in the relevant terms supplement, a “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

     The maturity date for the notes will be set forth in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes—Market Disruption Events.”

     We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity and on the Interest Payment Dates with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

     Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Postponement of a Valuation Date

     If a Valuation Date is not a currency business day with respect to a Reference Currency or the Base Currency or there is a market disruption event with respect to the Reference Currency or the Base Currency on such Valuation Date, the applicable Valuation Date will be the immediately succeeding currency business day for the Reference Currency and the Base Currency during which no market disruption event with respect to any Reference Currency or the Base Currency shall have occurred or be continuing; provided that no Valuation Date will be postponed more than ten business days following the date originally scheduled to be such Valuation Date.

     Notwithstanding the foregoing, if any Valuation Date has been postponed to the tenth business day and such tenth business day is not a currency business day for any Reference Currency or the Base Currency or there is a market disruption event with respect to a Reference Currency or the Base Currency on such tenth business day, the calculation agent will determine the Spot Rate of for the Reference Currency on such tenth business day in good faith and in a commercially reasonable manner, taking into account the latest available quotation for such Spot Rate and any other information that it deems relevant.

Interest Payments

     For each interest period, unless otherwise specified in the terms supplement, for each $1,000 principal amount note, the interest payment will be calculated as follows:

$1,000 x interest rate x (number of days in the interest period / 360),

where the number of days will be calculated on the basis of a year of 360 days with twelve months of thirty days each.

     The notes will bear interest at a rate per annum specified in the relevant terms supplement. Interest will accrue from the issue date of the notes to but excluding the maturity date. Interest will be paid in arrears on each Interest Payment Date to and including the maturity date, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date, whether or not such fifteenth calendar day is a business day, unless otherwise specified in the relevant terms supplement. If the maturity date is adjusted as the result of a market disruption event, the payment of interest due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

     The “interest rate” will be specified in the relevant terms supplement.

     An “interest period” is the period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, or as specified in the relevant terms supplement.

     An “Interest Payment Date” will be as specified in the relevant terms supplement, provided that no Interest Payment Date will be more than twelve months after the immediately prior Interest Payment Date or issue date of the notes, as applicable. If any day on which a payment of interest or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional interest will accrue as a result of the delayed payment, and the next interest period will commence as if the payment had not been delayed.

RISK FACTORS

     Your investment in the notes will involve certain risks. The notes pay interest as specified in the relevant terms supplement but do not guarantee any return of principal at maturity. Investing in the notes is not equivalent to investing directly in the Reference Currency or the Base Currency or other instruments linked to any Reference Currency or the Base Currency. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

Your investment in the notes may result in a loss.

     The notes do not guarantee any return of principal. Any loss of principal on the notes may offset or exceed any sum you may receive as interest payments under the notes. Your return of principal is protected so long as the Spot Rate or Intraday Exchange Rate, as applicable, during the Monitoring Period is not less than the Initial Spot Rate (or Strike Rate, as applicable) by more than the Protection Amount or the Ending Spot Rate is not less than the Initial Spot Rate (or Strike Rate, if applicable). If the Ending Spot Rate is less than the Initial Spot Rate and the Spot Rate or Intraday Exchange Rate, as applicable, on at least one currency business day during the Monitoring Period is less than the Initial Spot Rate (or Strike Rate, as applicable) by more than the Protection Amount, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Ending Spot Rate is less than the Initial Spot Rate or Strike Rate, as applicable. Accordingly, you may lose the entire principal amount of your notes (other than accrued and unpaid interest).

The notes are subject to the credit risk of JPMorgan Chase & Co.

     The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

Your protection may terminate on any day during the term of the notes.

     If, during the Monitoring Period, the Spot Rate or Intraday Exchange Rate, as applicable, is less than Initial Spot Rate or Strike Rate, as applicable, by more than the Protection Amount, you will be fully exposed to any depreciation in the Reference Currency relative to the Base Currency. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Spot Rate is less than the Initial Spot Rate (or Strike Rate, if applicable), you will lose 1% of the principal amount of your investment for every 1% decline in the Ending Spot Rate compared to the Initial Spot Rate (or Strike Rate, if applicable). You will be subject to this potential loss of principal even if the relevant currencies subsequently recover such that the Spot Rate or Intraday Exchange Rate is above the Initial Spot Rate (or Strike Rate, if applicable) by more than the Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

Because you will not benefit from any appreciation in the Reference Currency relative to the Base Currency, above the Initial Spot Rate (or Strike Rate, if applicable), you should not expect to receive a payment at maturity with a value greater than your principal amount, plus accrued and unpaid interest.

     At maturity, you will receive no more than the principal amount of your notes plus the final interest payment, and the total payment you receive over the term of the notes will not exceed the principal amount of your notes plus the interest payments paid during the term of the notes. Accordingly, for each $1,000 principal amount note, you will not receive a payment at maturity with a value that exceeds $1,000 plus the final interest payment, or a total payment over the term of the notes of more than the principal amount plus the interest payment as specified in the relevant terms supplement. Even if the Ending Spot Rate exceeds the Initial Spot Rate (or Strike Rate, if applicable), you will receive only the principal amount of the notes, regardless of any appreciation in the relevant exchange rate.

Owning the notes is not the same as owning any Reference Currency or the Base Currency.

     The return on your notes will not reflect the return you would realize if you actually purchased the Reference Currency or the Base Currency. You will not have any rights that holders of such currencies have.

The notes are designed to be held to maturity.

     The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Spot Rate has increased since the date of the issuance of notes. The potential returns described in any terms supplement assume that your notes are held to maturity.

Secondary trading may be limited.

     Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

     J.P. Morgan Securities Inc., or JPMSI, may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

     Many economic and market factors will influence the value of the notes. We expect that, generally, the Reference Currency relative to the Base Currency and interest rates on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the Reference Currency relative to the Base Currency. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  whether the Spot Rate or Intraday Exchange Rate is below the Initial Spot Rate or Strike Rate, as applicable, by more than the Protection Amount during the Monitoring Period;

  the expected frequency and magnitude of changes in the market price of the Reference Currency and the Base Currency (volatility);

  suspension or disruption of market trading in the Reference Currency or Base Currency;

  economic, financial, political, regulatory, geographical, meteorological or judicial events that affect the value of the Reference Currency or Base Currency or the economies of the originating countries of such currencies;

  interest and yield rates in the market generally as well as in each of the Reference Currency’s and Base Currency’s countries;

  the time remaining to the maturity of the notes; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

     Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. It is impossible to predict the future performance of either the Reference Currency or the Base Currency based on historical performance.

     While it is possible that the notes could trade above their principal amount prior to maturity, the likelihood of such an increase is limited by market factors and the fact that the amount payable at maturity will not exceed 100% of the principal amount of the notes plus any accrued and unpaid interest. Even if the notes did trade above their principal amount prior to maturity, the only way to realize such a market premium would be to sell your notes in a secondary market transaction, if such a transaction were available. Moreover, if you sell your notes prior to maturity, you may have to sell them at a substantial discount from their principal amount if the Spot Rate or Intraday Exchange Rate, as applicable, is at, below or not sufficiently above the Initial Spot Rate or Strike Rate, as applicable.

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes is likely to adversely affect the value of the notes prior to maturity.

     While the payment at maturity, if any, will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our obligations under the notes. Such agent’s estimated commission includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of such compensation or other transaction costs.

If the value of the Reference Currency or the Base Currency changes, the value of your notes may not change in the same manner.

     Owning the notes is not the same as owning the Reference Currency or the Base Currency or other instruments linked to the Reference Currency or the Base Currency. Accordingly, changes in the value of the Reference Currency relative to the Base Currency may not result in a comparable change in the value of the notes. If the Spot Rate or Intraday Exchange Rate, as applicable, is less than the Initial Spot Rate or Strike Rate, if applicable, by more than the Protection Amount, the value of the notes may not increase comparably, if at all. It is also possible for the value of the relevant Reference Currency relative to the Base Currency to increase moderately while the value of the notes declines.

     When the Spot Rate or Intraday Exchange Rate, as applicable, on any currency business day declines and is close to the being less than the Initial Spot Rate or Strike Rate, as applicable, by more than the Protection Amount for the first time, the value of the notes will likely decline at a greater rate than the value of the Reference Currency relative to the Base Currency. If the Spot Rate or Intraday Exchange Rate, as applicable, is at an amount that is less than the Initial Spot Rate or Strike Rate, as applicable, by an amount that is close to or more than the Protection Amount, we expect the value of the notes to decline to reflect, among a number of factors, the possibility that the payment at maturity may be less than 100% of the principal amount of your notes.

We or our affiliates may have adverse economic interests to the holders of the notes.

     JPMSI and other affiliates of ours trade the Reference Currency and the Base Currency, and other financial instruments related to the Reference Currency or the Base Currency on a regular basis, for their accounts and for other accounts under their management. JPMSI and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Reference Currency or the Base Currency. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the Reference Currency and the Base Currency and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

     We or our affiliates may currently or from time to time engage in trading activities related to the Reference Currency and the Base Currency. In the course of this business, we or our affiliates may acquire non-public information with respect to such currency investments, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views with respect to such currency investments or regarding expected movements in exchange rates. Any prospective purchaser of notes should undertake an independent investigation of the Reference Currency and the Base Currency as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

     Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked, or related, to changes in the Reference Currency relative to the Base Currency. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

     We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

     JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Spot Rate, the Strike Rate, if applicable, the Spot Rate on each Valuation Date, the Ending Spot Rate, the Currency Return and Intraday Exchange Rate, if applicable, on any currency business day, and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining the Spot Rate for a Reference Currency if the Spot Rate is not available on Reuters or Bloomberg, as applicable and selecting a Successor Currency, if applicable. In performing these duties, JPMSI may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMSI, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

     The calculation agent may, in its sole discretion, determine that the currency markets have been affected in a manner that prevents it from properly determining the applicable Spot Rate on a Valuation Date, and consequently, determining the Currency Return, the Ending Spot Rate, or the amount that we will pay you at maturity. These events may include disruptions or suspensions of trading in the currency markets as a whole, and could be a Convertibility Event, a Deliverability Event, a Liquidity Event, a Taxation Event, a Discontinuity Event or a Price Source Disruption Event. See “General Terms of Notes — Market Disruption Events” for further information on what constitutes a market disruption event. If the calculation agent, in its sole discretion, determines that any of these events (other than a Price Source Disruption Event) prevents us or any of our affiliates from properly hedging our obligations under the notes or if a Price Source Disruption Event has occurred, it is possible that a Valuation Date and the maturity date will be postponed and your return will be adversely affected. Moreover, if any Valuation Date is postponed to the last possible day and the Spot Rate for a Reference Currency is not available on that day because of a market disruption event or if such day is not a currency business day, the calculation agent will nevertheless determine the Spot Rate for such Reference Currency in good faith and in a commercially reasonable manner, taking into account the latest available quotation for such Spot Rate and any other information that it deems relevant. See “Description of Notes — Postponement of Valuation Dates or Initial Averaging Dates.”

The tax consequences of an investment in the notes are unclear.

     There is no direct legal authority addressing the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”)

regarding the notes. Pursuant to the terms of the notes and subject to the discussion in the section entitled “Certain U.S. Federal Income Tax Consequences,” we and you agree to characterize the notes for U.S. federal income tax purposes as a unit comprising: (i) a cash-settled put option written by you to us with respect to the Reference Currency relative to the Base Currency and (ii) a deposit of $1,000 per note to secure your potential obligation under the put option. The IRS might not accept, and a court might not uphold, this characterization. If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes could differ materially from our description herein.

     In addition, in December 2007, the Treasury Department and the IRS released a notice requesting comments on a number of possible U.S. federal income tax treatments for “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the timing and character of income or loss (including whether the Put Premium, as defined below in “Certain U.S. Federal Income Tax Consequences – Tax Treatment of the Notes,” might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. In addition, on December 7, 2007, the IRS also issued a revenue ruling holding that a financial instrument issued and redeemed for U.S. dollars, but providing a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. We believe that the notes are distinguishable in meaningful respects from the instrument described in the revenue ruling. However, future guidance extending the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the notes for U.S. Holders, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 176-A-I and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice and revenue ruling described above. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

     If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

Risks Relating to the Reference Currency and the Base Currency Generally

The notes are subject to currency exchange risk.

     Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The value of the Reference Currency and the Base Currency is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the Reference Currency’s countries, the Base Currency’s country, and economic and political developments in other relevant countries.

     Of particular importance to potential currency exchange risk are:

  existing and expected rates of inflation;

  existing and expected interest rate levels;

  the balance of payments in the Reference Currency’s and Base Currency’s countries and between each country and its major trading partners; and

  the extent of governmental surplus or deficit in the Reference Currency’s and Base Currency’s countries.

     All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the Reference Currency’s and the Base Currency’s countries and those of other countries important to international trade and finance.

Historical performance of the Reference Currency relative to the Base Currency should not be taken as an indication of the future performance.

     The actual performance of the Reference Currency relative to the Base Currency over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical performance of such exchange rates. It is impossible to predict the future performance of these exchange rates based on their historical performance.

The liquidity, trading value and amounts payable, if any, under the notes could be affected by the actions of the governments of the originating nations of the Reference Currency and the Base Currency.

     Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the value of other currencies. However, governments do not always allow their currencies to float freely in response to economic forces. Governments use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the trading value of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amounts payable, if any, under the notes could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. Unless such an event constitutes a market disruption event or a Succession event, there will be no adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Reference Currency, the Base Currency or any other currency. See “General Terms of Notes – Market Disruption Events” and “General Terms of Notes – Succession Events.”

Even though the Reference Currency and Base Currency are traded around-the-clock, if a secondary market for the notes develops, the notes may trade only during regular hours in the United States.

     The interbank market for the Reference Currency and the Base Currency is a global, around-the-clock market and the Reference Currency and Base Currency values are quoted 24 hours a day. Therefore, the hours of trading for the notes, if any, may not conform to the hours during which the Reference Currency and the Base Currency are traded. To the extent that U.S. markets are closed while the markets for other currencies remain open, significant price and rate movements may take place in the underlying foreign exchange markets, and thus in the exchange rate between the Reference Currency and the Base Currency, that will not be reflected immediately in the market price, if any, of the notes.

The notes may be linked to the performance of a single Reference Currency relative to the Base Currency.

     In so specified in the relevant terms supplement, the notes will be linked to the performance of a single Reference Currency relative to the Base Currency. In such cases, your payment at maturity will be determined by reference to the Ending Spot Rate relative to the Initial Spot Rate and whether the Spot Rate or Intraday Exchange Rate, as applicable, is less than the Initial Spot Rate or Strike Rate, as applicable, by more than the Protection Amount. Notes linked to the performance of a single Reference

Currency relative to the Base Currency do not provide any diversification of risks that notes linked to the performance of a basket of currencies may provide.

The absence of last-sale and other information about the Reference Currency or Base Currency may affect the price of the notes.

     There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the exchange rates used to calculate the Currency Return, and therefore your payment at maturity on the notes, if any. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

     In addition, certain relevant information relating to the originating countries of the Reference Currency or the Base Currency may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of the notes should be aware of the possible lack of availability of important information that can affect the Reference Currency relative to the Base Currency and must be prepared to make special efforts to obtain that information on a timely basis.

Changes in interest rates may affect the trading value of the notes.

     We expect that changes in interest rates will affect the trading value of the notes. If interest rates of the country issuing the applicable currency increase, we expect the trading value of the notes will decrease and, conversely, if the interest rates of the country issuing such currency decrease, we expect that the trading value of the notes will increase.

     If interest rates increase or decrease in markets based on either the Reference Currency or Base Currency, the trading value of the notes may be adversely affected. Interest rates may affect the economies of the countries issuing the Reference Currency or the Base Currency, and, in turn, the exchange rates and therefore the value of the Reference Currency relative to the Base Currency. Prior to maturity, the impact of interest rates of the country issuing the Base Currency and the interest rates of the country issuing the Reference Currency may either offset or magnify each other.

Suspensions or disruptions of market trading in the currency markets may adversely affect the amount payable at maturity, if any, and/or the market value of the notes.

     The currency markets are subject to temporary distortions or other disruptions due to various factors, including the participation of speculators and government regulation and intervention. These circumstances could affect the value of the Reference Currency and Base Currency, the exchange rates and, therefore, the amount we will pay you at maturity, if any, and in the market value of the notes.

One or both the Reference Currency and/or the Base Currency may be replaced by other currencies following a Succession Event.

     If the Reference Currency or the Base Currency is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or any country or economic region, as applicable, in which the lawful currency is a Reference Currency or the Base Currency (the “Relevant Country”) divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after such event (each such event, a “Succession Event”), the Reference Currency or the Base Currency will be replaced with another currency (a “Successor Currency”). In the event of any such Succession Event, you will become subject to the performance of the Successor Currency relative to the Base Currency or the performance of the Reference Currency relative to the Successor Currency, as applicable. You should read “General Terms of Notes — Succession Events” in order to understand these and other adjustments that may be made to your notes. The occurrence of a

Succession Event and the consequent adjustments may materially and adversely affect the value of the notes.

USE OF PROCEEDS

     Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes and the estimated cost of hedging our obligations under the notes. We may have hedged our obligations under the notes through certain affiliates or unaffiliated counterparties.

     Unless otherwise specified in the relevant terms supplement, each agent’s commissions will include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, our projected profit resulting from such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Reference Currency or the Base Currency or other instruments the value of which is derived from the Reference Currency or the Base Currency. While we cannot predict an outcome, such hedging activity or other hedging and investment activity of ours could potentially increase the Spot Rate of the Reference Currency on any currency business day as well as the Initial Spot Rate (or Strike Rate, if applicable), and, therefore, effectively establish a higher Spot Rate at which the Reference Currency must trade relative to the Base Currency for you to receive at maturity of the notes the principal amount of your notes (in addition to interest payments over the term of the notes). From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in Reference Currency or the Base Currency or other instruments the value of which is derived from the Reference Currency or the Base Currency. Although we have no reason to believe that any of these activities will have a material impact on the Spot Rate or the value of the notes, we cannot assure you that these activities will not have such an effect.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparties may take in connection with our hedging activity.

THE REFERENCE CURRENCY AND THE BASE CURRENCY

Historical Performance of the Reference Currency and the Base Currency

     We will provide historical information on the performance of the Reference Currency and the Base Currency in the relevant terms supplement. You should not take any such historical data as an indication of future performance and we take no responsibility for the accuracy or completeness of such information.

Hypothetical returns on your notes

     The relevant terms supplement may include a table, chart or graph showing various hypothetical returns on your note based on a range of hypothetical Ending Spot Rates and various key assumptions shown in the relevant terms supplement, in each case assuming the investment is held from the issue date until the scheduled maturity date.

     Any table, chart or graph showing hypothetical returns will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical Ending Spot Rates on the scheduled Valuation Dates could have on the hypothetical returns on your note, if held to the scheduled maturity date, calculated in the manner described in the relevant terms supplement and assuming all other variables remained constant. Any payments at maturity listed in the relevant terms supplement will be entirely hypothetical. They will be based on the Ending Spot Rate on other scheduled Valuation Dates, in each case that may vary and on assumptions that may prove to be erroneous.

     The return on your note may bear little relation to, and may be much less than, the return that you might achieve were you to invest in the Reference Currency or the Base Currency directly. Among other things, the return on an investment in the Reference Currency or the Base Currency is likely to have tax consequences that are different from an investment in your note.

     We describe various risk factors that may affect the market value of your note, and the unpredictable nature of that market value, under “Risk Factors” above.

GENERAL TERMS OF NOTES

Calculation Agent

     J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Spot Rate, the Ending Spot Rate, the Strike Rate (if applicable), the Protection Amount, the Currency Return, the amount of interest payable on any Interest Payment Date and the amount we will pay you at maturity, as well as whether the Intraday Exchange Rate or Spot Rate, as applicable on any currency business day during the Monitoring Period is less than the Initial Spot Rate or Strike Rate, as applicable, by more than the Protection Amount, including the Spot Rate and whether and by how much the Ending Spot Rate has declined from the Initial Spot Rate. The calculation agent will also be responsible for determining the Spot Rate for a Reference Currency if the Spot Rate is not available on Reuters or Bloomberg, as applicable and selecting a Successor Currency, if applicable. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity and at each Interest Payment Date on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date and each Interest Payment Date, as applicable.

     All calculations with respect to the Initial Spot Rate, the Spot Rate, the Strike Rate, if applicable, the Ending Spot Rate, the Currency Return, the Protection Amount, the Intraday Exchange Rate, if applicable will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note for a note holder will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

     Certain events may prevent the calculation agent from determining the applicable Spot Rate on a Valuation Date, and consequently, determining the Currency Return, the Ending Spot Rate, or the amount that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

     A “market disruption event,” unless otherwise specified in the relevant terms supplement, means the occurrence of any of the following:

(a)	a Convertibility Event;

(b)	a Deliverability Event;

(c)	a Liquidity Event;

(d)	a Taxation Event;

(e)	a Discontinuity Event; or

(f)	a Price Source Disruption Event,

     in each case as determined by the calculation agent in its sole discretion and in the case of an event described in clause (a), (b), (c), (d) or (e) above, a determination by the calculation agent in its sole discretion that such event materially interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

     “Convertibility Event” means, an event that has the effect of preventing, restricting or delaying a market participant from:

     (i) converting a Reference Currency into the Base Currency through customary legal channels; or

     (ii) converting a Reference Currency into the Base Currency at a rate at least as favorable as the rate for domestic institutions located in the country or economic region the lawful currency of which is the Reference Currency (the “Reference Currency Country”).

     “Deliverability Event” means, an event that has the effect of preventing, restricting or delaying a market participant from:

     (i) delivering a Reference Currency from accounts inside the Reference Currency Country to accounts outside the Reference Currency Country; or

     (ii) delivering the Reference Currency between accounts inside the Reference Currency Country or to a party that is a non-resident of the Reference Currency Country.

     “Liquidity Event” means, the imposition by the Reference Currency Country (or any political subdivision or regulatory authority thereof) or the country or economic region the lawful currency of which is the Base Currency (the “Base Currency Country” and the Reference Currency Country and Base Currency Country, a “Relevant Country”) (or any political subdivision or regulatory authority thereof) of any capital or currency controls (such as a restriction placed on the holding of assets in or transactions through any account in a Reference Currency Country or the Base Currency Country, as applicable, by a non-resident of such Reference Currency Country or the Base Currency Country), or the publication of any notice of an intention to do so, which the calculation agent determines in good faith and in a commercially reasonable manner is likely to materially affect an investment in the applicable Reference Currency or the Base Currency.

     “Taxation Event” means the implementation by the applicable Relevant Country (or any political subdivision or regulatory authority thereof), or the publication of any notice of an intention to implement, any changes to the laws or regulations relating to foreign investment in such Relevant Country, as applicable (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the calculation agent determines in good faith in a commercially reasonable manner are likely to materially affect an investment in the applicable Reference Currency or the Base Currency.

     “Discontinuity Event” means, the pegging or de-pegging of a Reference Currency to the Base Currency or the controlled appreciation or devaluation by the Relevant Country (or any political subdivision or regulatory authority thereof) of a Reference Currency relative to the Base Currency, as determined by the calculation agent in good faith and in a commercially reasonable manner.

     “Price Source Disruption Event” means, the non-publication or unavailability of the applicable spot rate for a Reference Currency relative to the Base Currency on the applicable Reuters or Bloomberg page (or any substitute page) specified in the relevant terms supplement and at the time specified in the relevant terms supplement.

Succession Events

     A “Succession Event” means the occurrence of either of the following events:

     (a) a Reference Currency or the Base Currency is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or

     (b) any Relevant Country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after such event.

     We refer to the applicable Reference Currency or the Base Currency with respect to which a Succession Event has occurred as the “Former Currency.”

     On and after the effective date of a Succession Event, the Former Currency will be deemed to be replaced with:

     (i) in the case of clause (a) above, the currency that lawfully replaces the Former Currency, into which the Former Currency is converted or redenominated, or for which the Former Currency is exchanged, as applicable, or

     (ii) in the case of clause (b) above, a currency selected by the calculation agent from among the lawful currencies resulting from such division that the calculation agent determines in good faith and in a commercially reasonable manner is most comparable to the Former Currency, taking into account the latest available quotation for the spot rate of the Former Currency relative to the Base Currency or the applicable Reference Currency relative to the Base Currency, as applicable, and any other information that it deems relevant.

     We refer to the replacement currency determined as described in clause (i) or (ii) above as a “Successor Currency.”

     Upon the occurrence of a Succession Event:

     (x) if the Former Currency is a Reference Currency, the Starting Spot Rate for the Successor Currency will be equal to (A) the product of the Starting Spot Rate for the Former Currency and the official conversion rate for the Former Currency per one unit of Successor Currency (as publicly announced by the Reference Currency Country) used by the Reference Currency Country to set its official exchange rate for the Base Currency per one unit of Successor Currency on the effective date of such Succession Event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by the Reference Currency Country, the product of the Spot Rate for the Successor Currency on the effective date of such Succession Event and a fraction, the numerator of which is the Starting Spot Rate for the Former Currency and the denominator of which is the Spot Rate for the Former Currency on the currency business day immediately preceding the effective date of such Succession Event; or

     (y) if the Former Currency is the Base Currency, the Starting Spot Rate will be adjusted to be equal to (A) the product of the Starting Spot Rate for such Reference Currency immediately prior to such adjustment and the official conversion rate for the Successor Currency per one unit of Former Currency (as publicly announced by the Base Currency Country) used by the Base Currency Country to set its official exchange rate for such Reference Currency per one unit of Successor Currency on the effective date of such Succession Event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by the Base Currency Country, the product of the Spot Rate for such Reference Currency (determined by reference to the spot rate of such Reference Currency relative to the Successor Currency) on the effective date of such Succession Event and a fraction, the numerator of which is the Starting Spot Rate for such Reference Currency immediately prior to such adjustment and the denominator of which is the Spot Rate for such Reference Currency (determined by reference to the spot rate of such Reference Currency relative to the Former Currency) on the currency business day immediately preceding the effective date of such Succession Event.

     Upon the occurrence of a Succession Event, the calculation agent will select in good faith and in a commercially reasonable manner a substitute Reuters or Bloomberg page for purposes of determining the applicable Spot Rate.

     Notwithstanding the foregoing, if, as a result of a Succession Event, (1) in the case of a Former Currency that is a Reference Currency, the Successor Currency is the same as the Base Currency or, (2) in the case of a Former Currency that is the Base Currency, a Reference Currency is the same as the Successor Currency, in lieu of the adjustments described in the two immediately preceding paragraphs, the Spot Rate for the affected Reference Currency on each currency business day occurring on and after the effective date of such Succession Event will be deemed to be equal to the Spot Rate for such Reference Currency on the currency business day immediately preceding such effective date.

Events of Default

     Under the heading “Description of Debt Securities — Events of Default and Waivers” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

     Unless otherwise specified in the relevant terms supplement, in case of an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be calculated as if the date of acceleration were (1) the final Valuation Date and (2) the final day of the Monitoring Period, plus, if applicable, any accrued and unpaid interest on the notes. If the notes have more than one Valuation Date, then for each Valuation Date scheduled to occur after the date of acceleration, the currency business days immediately preceding the date of acceleration (in such number equal to the number of Valuation Dates in excess of one) will be the corresponding Valuation Dates, unless otherwise specified in the relevant terms supplement. Upon any acceleration of the notes, any interest will be calculated on the basis of 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of an event of default.

     If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

     Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

     The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

     The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

     DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

     The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

     The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     Based on the advice of Sidley Austin LLP, our special tax counsel, the following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the notes. This summary applies to you if you are an initial holder of a note purchasing the note at its issue price for cash and if you hold the note as a capital asset, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This summary does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances or if you are a holder of a note who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a “regulated investment company” as defined in Section 851 of the Code;

  a “real estate investment trust” as defined in Section 856 of the Code;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or Section 408A of the Code, respectively;

  a dealer in securities;

  a person holding a note as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to a note;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations and treatments of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

     This summary applies only to notes issued in compliance with certain guidelines provided to us by our special tax counsel. To the extent that this summary does not apply to a particular offering, disclosure regarding the U.S. federal income tax consequences of that offering will be included in the relevant terms supplement. Accordingly, you should read the relevant terms supplement for any other discussion regarding the U.S. federal income tax consequences of a specific offering.

Tax Treatment of the Notes

     We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the notes for U.S. federal income tax purposes as units comprising (i) a cash-settled put option written by you to us with respect to the Reference Currency relative to the Base Currency (a “Put Option”) and (ii) a deposit of $1,000 per note to secure your potential obligation under the Put Option (a “Deposit”). Under this characterization, we and you agree to treat a portion of each “interest” payment made with respect to the notes as interest on the Deposit, and the remainder as premium paid to you (the “Put Premium”) in consideration of your entry into the Put Option. We will specify in the relevant terms supplement the portion of each “interest” payment that we will allocate to interest on the Deposit and to Put Premium, respectively. No statutory, judicial or administrative authority directly addresses the characterization or treatment of the notes (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment.

While other characterizations and treatments of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that this characterization and treatment of the notes is respected.

     In addition, since the amount payable with respect to the notes, other than accrued but unpaid interest, at maturity, if any, will be determined by reference to the Reference Currency relative to the Base Currency, the notes generally should be subject to the rules governing the U.S. federal income tax treatment of foreign currency linked financial instruments (the “Foreign Currency Rules”).

     Significant aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain, and the IRS or the courts may not agree with the characterization and tax treatment described herein. If you are considering purchasing the notes, you should consult your tax adviser regarding the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes) and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

     You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note and you are:

  a citizen or resident of the United States;

  a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Notes with a Term of Not More than One Year

     Assuming the characterization of the notes described above is respected, and the term of the notes (including either the issue date or the last possible date that the notes could be outstanding, but not both) is not more than one year, the following discussion applies.

     Tax Treatment of “Interest”

     Because the term of the notes is not more than one year, the Deposit will be treated as a short-term obligation for U.S. federal income tax purposes. Accrual-method holders and cash-method holders who so elect, are generally required to accrue interest on short-term notes on a straight-line basis. Cash-method holders who do not elect to accrue the interest in income currently should include interest paid on the Deposit upon its receipt.

     Put Premium will be taken into account as described below.

     Sale or Exchange of a Note

     Upon sale or exchange of a short-term note prior to maturity, you will recognize interest income with respect to accrued interest on the Deposit that you have not previously included in income. In addition, you generally will be required to recognize an amount of gain or loss equal to the difference between (i) the proceeds received minus the amount of accrued but unpaid interest on the Deposit and (ii) the purchase price you paid for the note minus the total Put Premium you have received from us. This amount represents the net of the gain or loss attributable to the termination of the Put Option and the gain or loss attributable to the sale of the Deposit. Such gain or loss generally should be capital gain or loss. However, pursuant to the Foreign Currency Rules, any portion of such gain or loss that is attributable to changes in the value of the Reference Currency relative to the Base Currency should constitute foreign currency exchange gain or loss, which will be characterized as ordinary income or loss. Notwithstanding the foregoing, subject to a number of specified requirements and certain identification and recordkeeping requirements, certain U.S. Holders may be permitted to elect to treat such foreign currency exchange gain or loss as capital gain or loss. It is uncertain, however, whether an instrument having terms similar to the notes is eligible for the foregoing election. Therefore, prospective purchasers are urged to consult their tax advisors regarding the availability of this election with respect to the notes, the methods of making such an election and the U.S. federal income tax consequences of making such an election with respect to the notes. If such gain or loss were treated as capital gain or loss, then any such gain or loss generally would be short-term capital gain or loss, as the case may be. The deductibility of capital losses is subject to certain limitations.

     You should consult your tax adviser regarding the separate determination of gain or loss with respect to the Put Option and the Deposit.

     Tax Treatment at Maturity

     If a note is held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment at maturity equal to the amount of the Deposit plus any accrued and unpaid “interest,” which will be treated as described above), you will recognize gain equal to the sum of all Put Premium payments received. If the notes are held to maturity and the Put Option is exercised (i.e., you receive a cash payment at maturity that is less than the amount of the Deposit (the “Cash Value”), plus the final “interest” payment, which will be treated as described above), you will be deemed to have applied a portion of the Deposit toward the cash settlement of the Put Option. In that case, you will recognize gain or loss in an amount equal to the difference between (i) the Cash Value plus the total Put Premium received and (ii) the Deposit. Any such gain or loss generally should constitute foreign currency exchange gain or loss which will be characterized as ordinary income or loss. As discussed above, however, subject to a number of specified requirements and certain identification and recordkeeping requirements, certain U.S. Holders may be permitted to elect to treat such foreign currency exchange gain or loss as capital gain or loss. Nevertheless, as discussed above, it is uncertain whether an instrument having terms similar to the notes is eligible for the foregoing election. Therefore, prospective purchasers are urged to consult their tax advisors regarding the availability of this election with respect to the notes, the methods of making such an election and the U.S. federal income tax consequences of making such an election with respect to the notes. If such gain or loss were treated as capital gain or loss, then any such gain or loss would generally be short-term capital gain or loss, as the case may be. As discussed above, the deductibility of capital losses is subject to certain limitations.

     Interest on Indebtedness Incurred to Purchase a Note

     To the extent you have not previously included interest income with respect to a short-term note, you may be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the note until maturity or until you dispose of the note in a taxable transaction. You should consult your tax adviser regarding the possibility of this deferral.

Notes with a Term of More than One Year

     Assuming the characterization of the notes described above is respected, and the term of the notes (including either the issue date or the last possible date that the notes could be outstanding, but not both) is more than one year, the following discussion applies.

     Tax Treatment of “Interest”

     Interest paid with respect to the Deposit will be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes.

     Put Premium will be taken into account as described below.

     Sale or Exchange of a Note

     Upon sale or exchange of a note prior to maturity, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. The amount of gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit (excluding any amount attributable to the accrued but unpaid interest on the Deposit, which will be treated as a payment of interest), minus your tax basis in the Deposit. That gain or loss generally should be long-term capital gain or loss if the note was held for more than one year as of the maturity date. The amount realized that is attributable to the Put Option, together with the total Put Premium received over the term of the note, generally should be treated as short-term capital gain or loss. However, pursuant to the Foreign Currency Rules, any portion of such gain or loss that is attributable to changes in the value of the Reference Currency relative to the Base Currency should constitute foreign currency exchange gain or loss, which will be characterized as ordinary income or loss. Notwithstanding the foregoing, subject to a number of specified requirements and certain identification and recordkeeping requirements, certain U.S. Holders may be permitted to elect to treat such foreign currency exchange gain or loss as capital gain or loss. It is uncertain, however, whether an instrument having terms similar to the notes is eligible for the foregoing election. Therefore, prospective purchasers are urged to consult their tax advisors regarding the availability of this election with respect to the notes, the methods of making such an election and the U.S. federal income tax consequences of making such an election with respect to the notes.

     If the value of the Deposit on the date of sale or exchange exceeds the amount realized on the sale or exchange of the note, you will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment to the purchaser of the note equal to the amount of the excess, in exchange for the purchaser’s assumption of the Put Option. In this case, your gain or loss in respect of the Put Option will equal the total Put Premium received over the term of the note minus the amount deemed to be paid by you in exchange for the purchaser’s assumption of the Put Option.

     Tax Treatment at Maturity

     If a note is held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment at maturity equal to the amount of the Deposit plus any accrued and unpaid “interest,” which will be treated as described above), you should recognize short-term capital gain in an amount equal to the sum of all Put Premium payments received. If the notes are held to maturity and the Put Option is exercised (i.e., you receive the Cash Value, plus the final “interest” payment, which will be treated as described above), you will be deemed to have applied a portion of the Deposit toward the cash settlement of the Put Option. In that case, you should recognize short-term capital gain or loss in an amount equal to the difference between (i) the Cash Value plus the total Put Premium received and (ii) the Deposit. However, pursuant to the Foreign Currency Rules, any portion of such gain or loss that is attributable to changes in the value of the Reference Currency relative to the Base Currency should constitute foreign currency exchange gain or loss which will be characterized as ordinary income or loss. As discussed above, subject to a number of specified requirements and certain identification and recordkeeping requirements, certain U.S. Holders may be permitted to elect to treat such foreign currency exchange gain or loss as capital gain or loss. Nevertheless, as discussed above, it is uncertain whether an instrument having terms similar to the notes is eligible for the foregoing election. Therefore, prospective purchasers are urged to consult their tax advisors regarding the availability of this election with respect to the notes, the methods of making such an election and the U.S. federal income tax consequences of making such an election with respect to the notes. As discussed above, the deductibility of capital losses is subject to certain limitations.

     Tax Return Disclosure Regulations

     Pursuant to certain Treasury regulations (the “Disclosure Regulations”), any taxpayer that has participated in a “reportable transaction” and who is required to file a U.S. federal income tax return must generally attach a disclosure statement disclosing such taxpayer’s participation in the reportable transaction to the taxpayer’s tax return for each taxable year for which the taxpayer participates in the reportable transaction. The Disclosure Regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under section 165 of the Code in an amount equal to or in excess of certain threshold amounts. The Disclosure Regulations specifically provide that a loss resulting from a “section 988 transaction,” such as a loss realized with respect to the notes, will constitute a section 165 loss. In the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, if the loss arises with respect to a section 988 transaction (as defined in section 988(c)(1) of the Code relating to foreign currency transactions), the applicable loss threshold amount is $50,000 in any single taxable year. Higher loss threshold amounts apply depending upon the taxpayer’s status as a corporation, partnership, or S corporation, as well as certain other factors. It is important to note, however, that the Disclosure Regulations provide that the fact that a transaction is a reportable transaction will not affect the legal determination of whether the taxpayer’s treatment of the transaction is proper.

     As previously mentioned, since the amounts payable with respect to the notes will be determined by reference to the Reference Currency relative to the Base Currency, the notes generally should be subject to the Foreign Currency Rules and the acquisition of a note should constitute a section 988 transaction. Based upon the foregoing, in the absence of future administrative pronouncements to the contrary, a holder of the notes that recognizes an exchange loss with respect to the notes that equals or exceeds the loss threshold amount applicable to such holder may be required to file a disclosure statement (i.e., IRS Form 8886 or substitute form) as an attachment to the holder’s tax return for the first taxable year in which the loss threshold amount is reached and to any subsequent tax return that reflects any amount of such section 165 loss from the notes. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of the rules contained in the Disclosure Regulations with respect to an investment in the notes and to determine their own tax return disclosure obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886.

  Possible Alternative Tax Treatments of an Investment in the Notes

     Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially and adversely from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of “contingent payment debt instruments” if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount on your notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold your notes, and any gain recognized at expiration or upon sale or exchange of your notes (including redemption at maturity) would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     Other alternative U.S. federal income tax characterizations of the notes are possible. For instance, you could be required to include the full amount of the periodic payments on the notes as ordinary income in accordance with your method of accounting. In addition, in December 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the notes are the timing and character of income or loss (including whether the Put Premium might be currently included as ordinary income). Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. In addition, on December 7, 2007, the IRS also issued a revenue ruling holding that a financial instrument issued and redeemed for U.S. dollars, but providing a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. We believe that the notes are distinguishable in meaningful respects from the instrument described in the revenue ruling. However, future guidance extending the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the notes for U.S. Holders, possibly with retroactive effect. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice and revenue ruling described above.

Tax Consequences to Non-U.S. Holders

     You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note and you are:

  a nonresident alien individual;

  a foreign corporation; or

  a nonresident alien fiduciary of a foreign estate or trust.

     You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note (including redemption at maturity).

     Unless otherwise provided in the relevant terms supplement, based on the characterization and treatment of the notes consisting of the Put Option and the Deposit, there should be no income or withholding tax on income or gain from a note provided, generally, that you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provided your name and address or otherwise satisfied applicable documentation requirements, and that these amounts are not effectively connected with your conduct of a U.S. trade or business. However, among the issues addressed in the notice described above in “Certain U.S. Federal Income Tax Consequences – Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the Notes” is the degree, if any, to which income with respect to instruments described therein should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect. Moreover, if the notes are not properly characterized and treated as consisting of the Put Option and the Deposit, under certain possible alternative characterizations of the notes, payments made with respect to the notes could be subject to U.S. withholding tax. You should consult your own tax advisor regarding the consequences to you of possible alternative characterizations of the notes.

     If you are engaged in a U.S. trade or business, and if income or gain from a note is effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that in lieu of the certificate described in the preceding paragraph, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

     Federal Estate Tax

     Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

     You may be subject to information reporting, and you may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the preceding section. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis.

     THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

     Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc., as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), JPMSI has agreed and any additional Agents will agree to use reasonable efforts to solicit offers to purchase the principal amount of notes set forth in the cover page of the relevant terms supplement. We will have the sole right to accept offers to purchase the notes and may reject any offer in whole or in part. Each Agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an Agent, in connection with sales of these notes resulting from a solicitation that Agent made or an offer to purchase the Agent received, a commission as set forth in the relevant terms supplement. An Agent will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement.

     We may also sell notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the relevant terms supplement. That Agent may resell notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that Agent determines and as we will specify in the relevant terms supplement. An Agent may offer the notes it has purchased as principal to other dealers. That Agent may sell the notes to any dealer at a discount and, unless otherwise specified in the relevant terms supplement, the discount allowed to any dealer will not be in excess of the discount that Agent will receive from us. After the initial public offering of notes that the Agent is to resell on a fixed public offering price basis, the Agent may change the public offering price, concession and discount.

     We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with NASD Rule 2720, neither JPMSI nor any other affiliated Agent of ours may make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

     JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

     In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

     No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 176-A-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 176-A-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

     Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 176-A-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

NOTICE TO INVESTORS

     We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 176-A-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 176-A-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 176-A-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

     You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 176-A-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

Argentina

     The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

     The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.

(ii)	investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.

(iii)	the number of contacted investors should be relatively small.

(iv)	investors should receive complete and precise information on the proposed investment.

(v)	any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.

(vi)	the documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.

(vii)	the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

     The notes have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

     The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

     Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

     This product supplement no. 176-A-I and the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to this product supplement no. 176-A-I and the accompanying prospectus supplement, prospectus and any terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

     The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

     The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

     This product supplement no. 176-A-I and the accompanying prospectus supplement, prospectus and terms supplement, and the notes offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. 176-A-I and the accompanying prospectus supplement, prospectus and terms supplement. The notes have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

     None of the Agents, we or the notes have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

     None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

     The notes will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;

(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;

(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and

(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

     The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

     Therefore, the notes shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

     If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

     Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the notes at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or (iv) use (a) non-solicited emails or (b) email distributions lists to market the notes.

El Salvador

     The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known this product supplement no. 176-A-I and the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the notes has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this product supplement no. 176-A-I and the accompanying prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Agent; or

(d) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

     Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any notes which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

     The notes have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. 176-A-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

     An offer to the public of any notes which are the subject of the offering and placement contemplated by this product supplement no. 176-A-I and the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such notes to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1.     Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2.     Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3.     Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

4.     Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6) below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5.     Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;

(ii)	the size of the investor’s securities portfolio exceeds €500,000;

(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

(a)	expressly requested the AFM to be considered as a qualified investor; and

(b)	been entered on the register of qualified investors maintained by the AFM;

6.     Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

(a)	an average number of employees during the financial year of at least 250;

(b)	total assets of at least €43,000,000; or

(c)	an annual net turnover of at least €50,000,000.

7.     Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the notes for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8.     Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of notes; or

9.     Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

     For the purposes of this provision, the expression:

(a)	an “offer to the public” in relation to any notes means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire notes, or inviting persons to make an offer in respect of such notes;

(b)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

     Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are notes (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

Panama

     The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

     The notes have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law – “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 – Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

     Neither this product supplement no. 176-A-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 176-A-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

     The notes have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. 176-A-I and the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

     We have not applied for a listing of the notes on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. 176-A-I and the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

     The notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the notes nor holders of the notes benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

United Kingdom

     Each Agent has represented and agreed that:

(a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Issuer;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

     The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

The notes comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we may be a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

     Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

     Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

     Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14 or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

     Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.